Exhibit (a)(10)
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                                                                   8 August 2002


                           JEFFERSON SMURFIT GROUP PLC

            SPIN-OFF OF SHARES IN SMURFIT-STONE CONTAINER CORPORATION

                    COURT HEARING DATE FOR CAPITAL REDUCTION



The High Court of Ireland today directed that, on 27 August 2002 at 11.00am at the Four Courts, Inns Quay, Dublin 7, a petition by Jefferson Smurfit Group plc ("JSG") will be heard seeking an Order approving the capital reduction authorised by special resolution of JSG's shareholders on 29 July 2002. The capital reduction is required to effect the distribution of JSG's approximately 29.3% stake in Smurfit-Stone Container Corporation to JSG shareholders in exchange for the cancellation of a portion of JSG's share capital.

The Independent Directors of JSG accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Independent Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.



Contacts

Gary McGann               Jefferson Smurfit Group         +353 1 202 7000

Mary Finan                WHPR                            +353 1 669 0030


Information

Jefferson Smurfit Group plc
Beech Hill
Clonskeagh
Dublin 4

Ph: +353 1 202 7000

www.smurfit-group.com
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